Exhibit 10.28

MANAGEMENT CONSULTING AGREEMENT

This Management Consulting Agreement (this “Agreement”) is made and entered into this 17th day of January, 2014 (the “Effective Date”), between Lilis Energy, Inc., a Nevada corporation (the “Company”), and Market Development Consulting Group, Inc. d/b/a MDC Group, a Wisconsin corporation (“Consultant”).  Together, the Company and Consultant are sometimes referred to herein as the “Parties”.

WITNESSETH

WHEREAS, the Company and Consultant previously entered into a Management Consulting Agreement, dated June 14, 2010 as may have been amended or modified by the Parties at any time or from time to time, whether orally or in writing (the “Original Agreement”);

WHEREAS, the Parties to this Agreement desire to terminate the Original Agreement and to resolve all compensation matters related to the Original Agreement, except as set forth below;

WHEREAS, Consultant provides investor relations and other management consulting services; and

WHEREAS, the Company wishes to retain Consultant to provide such services to the Company on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the Parties hereto, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.     Termination. As of the Effective Date, the Company and Consultant agree that the Original Agreement and all of the rights and obligations of the Company and Consultant arising thereunder are hereby fully and finally terminated for all purposes. From and after the date hereof, neither the Company nor Consultant shall have any rights or obligations under the Original Agreement. However, the Company shall continue to be obligated under the Original Agreement to indemnify and defend Consultant against any claim, action or proceeding brought by any party against Consultant asserting such third party has been injured as a result of any misstatements or omissions in the Company Information.

2.     Termination of the Compensation Related to the Original Agreement. As of the Effective Date, the Company and Consultant agree that the financial obligations of the Company have been satisfied in full and that any and all further compensation under the Original Agreement is terminated, however the Company’s obligations with respect to the existing Warrant agreements set forth on Exhibit A hereto shall continue unaffected by this agreement.

a.      Information to be furnished by Company. Upon Consultant’s written request, the Company shall furnish Consultant with current public information about the Company, including without limitation the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the Company’s most recently completed fiscal year, its most recent Annual Report to Shareholders, its most recent Proxy Statement and any other periodic or current reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) since the dates of those documents, and shall also provide any other public information reasonably requested in writing by Consultant (“Company Information”). The Company Information shall not include Confidential Information.

b.      The Company shall be responsible to assure the Company Information accurately and fairly presents, all material respects, the financial condition and results of operations of the Company as of the dates indicated thereon. Consultant shall have no liability for any misstatement or omission in the Company Information, and the Company shall be obligated to indemnify and defend Consultant against any claim, action or proceeding brought by any party against Consultant asserting such third party has been injured as a result of any such misstatement or omission in the Company Information.

3.      Confidential Information.

a.      Confidential Information Defined. It is contemplated that the Company may disclose to Consultant information about or relating to the Company such as business, financial, technical, legal, marketing, or other proprietary or confidential information, including without limitation, contracts, documents, strategic, business and financial plans, policies or procedures, analysis, records, data, employee information, or other material, both oral and written, which the Company deems, and Consultant should consider, confidential (collectively, “Confidential Information”). All material and information disclosed by the Company to Consultant will be presumed to be Confidential Information and will be so regarded by Consultant. The term “Confidential Information” shall also include all of Consultant’s work product, working papers and results derived from the foregoing.

b.      Confidentiality Agreement. Consultant agrees that Consultant will hold the Confidential Information in strict confidence and will only use the Confidential Information in connection with providing services to the Company under this Agreement. Consultant further agrees that Consultant will not make any disclosure of the Confidential Information to anyone without the express written consent of the Company. Consultant will take all reasonable steps to ensure the confidentiality of all Confidential Information. Consultant agrees not to copy any Confidential Information and not to use any Confidential Information for Consultant's benefit or for the benefit of any third party.

c.      Exceptions. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Confidential Information of the Company if: (i) it has been published or its otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Consultant from a third party other than the Company without confidentiality limitations; or (iii) it is required to be disclosed by order of court or other governmental authority.

d.      Survival of Obligations. This Section 3 will survive any termination of this Agreement.

4.      Management Consulting Services. Consultant shall assist the Company’s management in developing and executing its (i) corporate identity, (ii) image development and packaging, (iii) communications with financial analysts, market makers and stock brokers, (iv) generation of new investor interest and maintaining loyal shareholders, (v) institutional relations and investment banking introductions, and (vi) strategy on corporate finance, capital markets, investor relations and corporate communications. As part of its services, Consultant shall specifically provide all resources necessary to a) draft, prepare and review all press releases to be issued by the Company, b) maintain the editorial content of the Company’s website and provide periodic updates to such content, and c) assist in the development and maintenance of the Company’s periodic presentations to investors. Consultant shall be obligated to convey the Company Information in a manner consistent with and in form and substance as publicly made available or otherwise approved by the Company. Consultant shall also agree that, during the term of this Agreement, Consultant shall limit the number of clients to which it provides these or similar services to the Company and two additional companies.

5.      Term and Termination.  This Agreement shall become effective as of the Effective Date, and shall remain in effect until December 31, 2014.  Notwithstanding the foregoing, this Agreement may be terminated for any reason by the Company in writing without any advance written notice.  Upon any such expiration, termination or non-renewal of this Agreement, the Parties shall have no further duty or obligations hereunder; provided that Consultant shall remain obligated to keep confidential and return the Confidential Information pursuant to Section 3 of this Agreement and the Company shall remain obligated to make any payments of monthly retainer fees and reimbursable expenses pursuant to Sections 6(a) and 7 that remain unpaid as of and for the period prior to the effective date of expiration or non-renewal, and the Company shall continue to be obligated to indemnify and defend Consultant as contemplated in Sections 1 and 2.

6.      Compensation for Services.

a.      As partial consideration for services provided during the term of this Agreement, the Company shall pay to Consultant a monthly fee of US $5,000.00 commencing January 1, 2014. Thereafter, this monthly consulting fee shall be due and payable by the Company in advance on the first business day of each calendar month throughout the term of the Agreement. Consultant shall provide a monthly invoice to the Company for this fee and for any reimbursable expenses as provide in Section 7 below. Any payment made more than ten business days after the invoice date will be subject to an interest charge at the rate of 8% per year from the invoice date until the date paid or, if less, the maximum legal rate permissible under applicable law.

b.      Common Stock Warrants.

i.      Concurrent with the execution of this Agreement, the Company shall grant to Consultant a common stock warrant entitling Consultant to purchase up to 100,000 shares of common stock of the Company at an exercise price of $4.25 per share until the five-year anniversary of the Effective Date in the form attached hereto as Exhibit B (the “Five Year Warrant”).

ii.      Concurrent with the execution of this Agreement, the Company shall grant to Consultant a common stock warrant entitling Consultant to purchase up to 250,000 shares of common stock of the Company at an exercise price of $2.33 per share until the five-year anniversary of the Effective Date in the form attached hereto as Exhibit C (the “Anniversary Warrant” and together with the Five Year Warrant, the “Warrants”).

iii.     Concurrent with the execution of this Agreement, the Company shall issue to Consultant 90,000 shares of restricted common stock of the Company with one-twelfth vesting immediately and eleven-twelfths vesting equally in eleven monthly installments on the first day of each month beginning on February 1st, 2014; provided that no shares of restricted common stock shall vest subsequent to this Agreement being terminated as provided for in Section 5.

c.      The Company shall have reserved from shares of its common stock held in treasury or from authorized and unissued shares of its common stock, or from a combination of the two, a sufficient number of shares of common stock to support the exercise of the Warrants in full, and prior to delivery of the Warrants, the Company shall have taken all steps necessary to assure that such shares, upon issuance in connection with the exercise of the relevant Warrant, will constitute duly authorized, fully-paid, non-assessable, validly issued and outstanding shares of common stock of the Company. The Warrants shall survive the expiration or termination of this Agreement.

7.      Reimbursement for Expenses. The Company shall reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection with performing services pursuant to this Agreement, including without limitation travel, meals, lodging, mobile telephone, and long distance telephone. Notwithstanding the forgoing, any individual expense in excess of $2,000 must be pre-approved by the Company in writing or such expense may be disallowed. The Company agrees to make reimbursement payments for out-of-pocket expenses promptly upon receipt of Consultant’s invoice in accordance with the Company’s standard business practices.

8.      Independent Contractor Status. Consultant agrees to perform the services provided for hereunder solely as an independent contractor. The Parties agree that nothing in this Agreement shall be construed as creating a joint venture, partnership, franchise, agency, employer/employee, or similar relationship between the Parties, or as authorizing either Party to act as the agent of the other. Consultant understands that it must obtain and keep current, at its own expense, all permits, certificates, and licenses necessary for Consultant to undertake its obligations hereunder. Consultant is and will remain an independent contractor in its relationship to the Company. The Company shall not be responsible for withholding taxes with respect to Consultant’s compensation hereunder. Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind, including related to or in connection with David E. Castaneda. Nothing in this Agreement shall create any obligation between either Party and a third party, including between the Company and David E. Castaneda.

9.      Discharge and Release of Claims. As of the Effective Date, Consultant on behalf of itself and each of its affiliates, successors, assigns, agents, partners, stockholders, directors and employees, knowingly and voluntarily does hereby release, acquit and forever discharge the Company and its agents, representatives, officers, directors, affiliates and employees, attorneys, representatives and all other persons, natural or corporate, in privity with the Company, from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether at common law, by contract, statute or otherwise, and whether the underlying facts are known or unknown, that Consultant now has or claims, or might have or claim, pertaining to or arising out of the Original Agreement or any other similar agreements that may exist between the Company and Consultant, except as specifically contemplated hereby (the “Released Claims”).

10.    Unknown Facts. The Released Claims include claims of every nature and kind, known or unknown, suspected or unsuspected. Consultant hereby acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to the Original Agreement, and Consultant agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

11.    Authority. Each person executing this Agreement is duly authorized, on behalf of the Party for whom he is executing this Agreement, to do so.

12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, devisees, personal and legal representatives, executors, successors and assigns.

13.    Governing Law. This Agreement shall be construed and interpreted, and the rights and obligations of the Parties shall be determined and enforced, in accordance with the laws of the State of Colorado.

14.    Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both Parties need not sign the same counterpart. in the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

15.    Severability and Invalid Provisions. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law.

16.    Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of the Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement.

17.    Complete Agreement. This Agreement represents the full and complete agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, whether oral or written, between the Parties, all of which are hereby null and void, including without limitation, the Engagement Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the date first above written.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: President

MARKET DEVELOPMENT CONSULTING GROUP, INC.

By:	/s/ David E. Castaneda
Name: David E. Castaneda
Title: President

EXHIBIT A

EXISTING WARRANTS

EXHIBIT B

FIVE YEAR WARRANT

Please see attached.

EXHIBIT C

ANNIVERSARY WARRANT

Please see attached.